               Telephone Voting Instructions

                       1.800.597.7836

Vote your OppenheimerFunds proxy over the phone
Voting your proxy is important.
And now OppenheimerFunds has
made it easy. Vote at your
convenience, 24 hours a day, and
save postage costs, ultimately
reducing fund expenses. Read
your Proxy Card carefully. To
exercise your proxy, just follow
these simple steps:

1.    Call the toll free number: 1.800.597.7836.

2.    Enter the 14-digit Control Number, located on your
    Proxy Card.

3.    Follow the voice instructions.

If vote by phone, please do not mail your Proxy Card.